Exhibit 99.1

Edward S. Civera to Retire as Chairman of

Catalyst Health Solutions at End of 2011

Catalyst Health Solutions Appoints David T. Blair Chairman

ROCKVILLE, MD, November 14, 2011 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI) today announced that Edward S. Civera is retiring as Chairman of the Board at the end of 2011. The Company’s Board of Directors has appointed David T. Blair, Catalyst’s Chief Executive Officer, as Chairman, effective January 1, 2012. The Company also announced that the Board has appointed Dale B. Wolf as Lead Independent Director, effective upon Mr. Civera’s retirement.

Mr. Civera has been with Catalyst since the Company’s inception in 1997 and has served as a Director since 2000 and as Chairman since 2005. “On behalf of the Board of Directors, the Catalyst management team and all employees, I want to thank Ed for his many years of service and commitment to Catalyst,” Mr. Blair said. “Ed’s leadership and guidance have been, without question, a driving force in establishing Catalyst as one of the nation’s leading pharmacy benefit management (PBM) companies.”

“I am proud to have helped lead Catalyst over the past 15 years during a period of enormous growth and success,” Mr. Civera said. “Catalyst is a much larger and stronger company today than when it was founded in 1997, transforming itself from a provider of supplemental insurance benefits into a leading national full service PBM. I remain committed to Catalyst’s success and will continue to make myself available to David and the Board after my duties as Chairman conclude at year end.”

Mr. Civera added, “David and I have worked hand-in-hand at Catalyst over the last decade; I am confident in his leadership abilities and pleased he has accepted the Chairmanship. I wish David and all of my other colleagues at Catalyst continued success.”

The Board also unanimously approved an extension to Mr. Blair’s employment agreement through February 2015.

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc., the fastest growing national PBM in the U.S., is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager (PBM) serving more than 18 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of PBM services to the hospice industry; FutureScripts, LLC, a full-service PBM serving approximately one million lives in the mid-Atlantic region, and Immediate Pharmaceutical Services, Inc., a fully integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers, including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2010, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K, our Forms 10-Q, and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

Source: Catalyst Health Solutions, Inc.

Catalyst Health Solutions, Inc.

Tim Pearson, Executive Vice President and Chief Financial Officer

301-548-2900

investorrelations@chsi.com

James Golden / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449